Filed Pursuant to Rule 424(b)(7)
Registration No. 333-267226

PROSPECTUS SUPPLEMENT
(to Prospectus dated September 1, 2022)

National Bank Holdings Corporation

Common Stock

This Prospectus Supplement No. 2 (“Prospectus Supplement No. 2”) supplements the prospectus dated September 1, 2022 (the “Base Prospectus”), as supplemented by the prospectus supplement dated September 1, 2022 (“Prospectus Supplement No. 1” and, together with the Base Prospectus and Prospectus Supplement No. 1, the “prospectus”), relating to the resale of an aggregate of up to 3,096,740 shares (the “Shares”) of our Class A Common Stock, par value $0.01 (the “common stock”), which are held by the selling stockholders named in the prospectus.

The purpose of this Prospectus Supplement No. 2 is solely to supplement and amend the selling stockholders table set forth in under the caption “Selling Stockholders” beginning on page S-11 of Prospectus Supplement No. 1 to reflect certain transfers from certain Selling Stockholders previously identified in the prospectus to other parties who as a result of such transfers are being added or substituted as Selling Stockholders, which transfers are described in the footnotes of such table.

This Prospectus Supplement No. 2 is not complete without, and may not be utilized except in connection with, the prospectus. This Prospectus Supplement No. 2 is qualified by reference to the prospectus, except to the extent that the information provided by this Prospectus Supplement No. 2 supersedes information contained in the prospectus.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “NBHC.” The last reported sale price of our common shares on January 27, 2023, was $42.03 per share.

Investing in our securities involves risks. See the “Risk Factors” on page S-8 of the original prospectus supplement and any similar section contained in the applicable prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 30, 2023.

ABOUT THIS PROSPECTUS SUPPLEMENT NO. 2

This Prospectus Supplement No. 2 is being filed to supplement, update and amend the information that appears under the section entitled “Selling Stockholders” in the prospectus to identify and provide certain information with respect to a selling stockholder not previously identified therein. This Prospectus Supplement No. 2 does not impact any other selling stockholders identified in the prospectus.

SELLING STOCKHOLDERS

The “Selling Stockholders” table in the prospectus is hereby amended by adding the following rows:

	Shares of Common Stock Beneficially	Maximum Number of Shares of	Shares of Common Stock Beneficially Owned After Offering(1)
Name	Owned Prior to Offering Number	Common Stock Being Offered	Number	% of Class
The Church of Jesus Christ of Latter Day Saints(2)	147,000	147,000	—	—
Utah Valley University FDN Inc. – Center for Constitutional Studies(3)	1,000	1,000	—	—
United Way of Utah County(4)	470	470	—	—

(1)	Assumes the sale of all shares offered pursuant to the prospectus.
(2)	Gregory N Tarbet, as a natural person, has voting and dispositive power over the shares held by The Church of Jesus Christ of Latter Day Saints.
(3)	Kyle Reyes, as a natural person, has voting and dispositive power over the shares held by Utah Valley University FDN Inc. – Center for Constitutional Studies
(4)	William Hulterstrom, as a natural person, has voting and dispositive power over the shares held by United Way of Utah County.